MONMOUTH REAL ESTATE INVESTMENT CORPORATION

Juniper Business Plaza, 3499 Route 9 North, Suite 3-C

Freehold, New Jersey 07728

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

MAY 6, 2009

Notice is hereby given that the Annual Meeting of Shareholders (Annual Meeting) of Monmouth Real Estate Investment Corporation (the Company) will be held Wednesday, May 6, 2009, at 4:00 p.m. at the offices of the Company at Juniper Business Plaza, 3499 Route 9 North, Suite 3-C, Freehold, New Jersey, for the following purposes:

1.

To elect four Directors, the names of whom are set forth in the accompanying Proxy Statement, each to hold office until the Company’s annual meeting of stockholders in 2012 and until his or her successor is duly elected and qualifies;

2.

To consider and vote on a proposal to approve the appointment of PKF, Certified Public Accountants, a Professional Corporation, as the Company’s independent registered public accounting firm for the fiscal year ending September 30, 2009; and

3.

To transact such other business as may properly come before the Annual Meeting and any adjournments or postponements thereof.

The books containing the minutes of the last Annual Meeting of Shareholders, and the minutes of all meetings of the Directors since the last Annual Meeting of Shareholders, will be presented at the Annual Meeting for the inspection of the shareholders.  Only shareholders of record at the close of business on March 9, 2009 will be entitled to vote at the Annual Meeting and at any adjournments or postponements thereof.

IF YOU ARE UNABLE TO BE PRESENT IN PERSON, SHAREHOLDERS MAY VOTE PRIOR TO THE MEETING USING THE METHODS DETAILED ON PAGE 4 OF THIS PROXY STATEMENT.

BY ORDER OF THE BOARD OF DIRECTORS

/S/EUGENE W. LANDY

EUGENE W. LANDY

   PRESIDENT AND DIRECTOR

March 27, 2009

MONMOUTH REAL ESTATE INVESTMENT CORPORATION

Juniper Business Plaza

3499 Route 9 North, Suite 3-C

Freehold, New Jersey 07728

__________

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS

May 6, 2009

__________

SOLICITATION AND REVOCATION OF PROXIES

This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of Monmouth Real Estate Investment Corporation (the Company) of proxies to be voted at the Annual Meeting of Shareholders of the Company to be held on May 6, 2009, and at any adjournments or postponements thereof, for the purposes listed in the preceding Notice of Annual Meeting of Shareholders (Notice). This Proxy Statement and the accompanying Proxy card are being distributed on or about March 27, 2009, to shareholders of record on March 9, 2009.

A copy of the Annual Report, including financial statements, was mailed to all registered shareholders of record on or about February 13, 2009, and is available on the Company’s website at www.mreic.com.

INTERNET AVAILABILITY OF PROXY MATERIALS

Under rules adopted by the U.S. Securities and Exchange Commission (SEC), you are able to obtain proxy materials via the Internet, instead of being mailed printed copies of those materials. This will expedite stockholders’ receipt of proxy materials, lower the cost of the annual meeting, and help conserve natural resources.  Please visit the website www.proxyvote.com to view electronic versions of proxy materials and the Company’s 2008 Annual Report, and to request electronic delivery of future proxy materials.  Have your proxy card or notice of internet availability in hand when you access the website and follow the instructions. You will need your 12 digit Control Number which is located on your proxy card or notice of internet availability.

VOTING RIGHTS

Only holders of the Company’s $.01 par value common stock (Common Stock) of record as of the close of business on March 9, 2009, are entitled to vote at the Annual Meeting.  As of the record date, there were issued and outstanding 24,783,094 shares of Common Stock, each share being entitled to one vote on any matter which may properly come before the Annual Meeting.  Said voting right is non-cumulative.  The holders of a majority of the outstanding shares of Common Stock shall constitute a quorum.  An affirmative vote of a majority of the votes cast by the holders of the Common Stock is required for approval of Proposals 1 and 2.

VOTING METHODS

Shareholders may vote using any of the following methods:

By Telephone or on the Internet

You can vote by calling the toll-free telephone number on your Proxy Card or Notice. Please have your Proxy Card or Notice in hand when you call. Easy-to-follow voice prompts allow you to vote your shares and confirm that your instructions have been properly recorded.  The website for Internet voting is www.proxyvote.com. Please have your Proxy Card or Notice handy when you go online. As with telephone voting, you can confirm that your instructions have been properly recorded. If you vote on the Internet, you also can request electronic delivery of future proxy materials.  Telephone and Internet voting facilities for shareholders of record will be available 24 hours a day, and will close at 11:59 pm. Eastern Daylight Time on May 5, 2009. The availability of telephone and Internet voting for beneficial owners will depend on the voting processes of your broker, bank or other holder of record. Therefore, the Company recommends that you follow the voting instructions in the materials you receive.  If you vote by telephone or on the Internet, you do not have to return your Proxy Card.

By Mail

If you received your Annual Meeting materials by mail, you may complete, sign and date the Proxy Card or voting instruction card and return it in the prepaid envelope. If you are a shareholder of record and you return your signed Proxy Card but do not indicate your voting preferences, the persons named in the Proxy Card will vote the shares represented by that proxy as recommended by the Board of Directors.

In Person at the Annual Meeting

All shareholders may vote in person at the Annual Meeting. You may also be represented by another person at the Annual Meeting by executing a proper proxy designating that person. If you are a beneficial owner of shares, you must obtain a legal proxy from your broker, bank or other holder of record and present it to the inspectors of election with your ballot to be able to vote at the Annual Meeting.

Any shareholder giving the accompanying proxy has the power to revoke it at any time before it is exercised at the Annual Meeting by filing with the Secretary of the Company an instrument revoking it, by delivering a duly executed proxy card bearing a later date, or by appearing at the meeting and voting in person.  Shares represented by properly executed proxies will be voted as specified thereon by the shareholder.  Unless the shareholder specifies otherwise, such proxies will be voted FOR the proposals set forth in the Notice of Annual Meeting.

  The cost of preparing, assembling and distributing this Proxy Statement and form of proxy, and the cost of soliciting the proxies related to the Annual Meeting will be borne by the

Company.  The Company does not intend to solicit proxies otherwise than by use of the mail, internet and telephone, but certain officers and regular employees of the Company, without additional compensation, may use their personal efforts, by telephone or otherwise, to obtain proxies.

PROPOSAL 1

ELECTION OF DIRECTORS

The Company’s charter and bylaws provide for a classified board of directors comprised of Class I, II, and III directors. Class III directors are scheduled to be elected at the annual meeting to serve until the Company’s annual meeting of shareholders in 2012 and until their successors are duly elected and qualify. The four nominees for election as Class III directors are set forth below. In the event any nominee is unable to serve or will not serve as a director before the annual meeting, the proxy holders will vote all proxies received by them for any nominee designated by the Company’s Board of Directors. In the event that additional persons are nominated for election as Class III directors, the proxy holders intend to vote all proxies received by them for the nominees listed below and against any other nominee. As of the date of this proxy statement, Monmouth REIT’s Board of Directors is not aware of any other individual who may properly be nominated for election as Class III directors at the annual meeting or of any nominee who is unable or unwilling to serve as director. The nominees listed below are currently each serving as a director of the Company.

The proxies solicited cannot be voted for a greater number of persons than the nominees named.

Eugene W. Landy and Samuel A. Landy, nominees for director, are also directors of UMH Properties, Inc., a publicly-owned affiliate of the Company.  In addition, the Officers and Directors of the Company may engage in real estate transactions for their own account, which transactions may also be suitable for the Company.  In most respects, the activities of the Company and UMH Properties, Inc. are not in conflict, but rather complement each other.  However, the activities of the Officers and Directors of the Company on behalf of the other companies, or for their own account, may on occasion conflict with those of the Company and deprive the Company of favorable opportunities.  It is the opinion of the Officers and Directors of the Company that there have been no conflicting transactions since the beginning of the last fiscal year.

The following table sets forth information regarding the Directors standing for election and Directors whose terms continue beyond the Annual Meeting:

CLASS III DIRECTORS STANDING FOR ELECTION

Nominee	Age	Present Position with the Company; Business Experience During Past Five Years; Other Directorships	Director Since
Catherine B. Elflein	48	Independent Director. Certified Public Accountant. Director of Treasury and Risk Management (2006 to present) at Celgene Corporation; Controller of Captive Insurance Companies (2004 to 2006) and Director-Treasury Operations (1998 to 2004) at Celanese Corporation.	2007
Eugene W. Landy	75	President and Chief Executive Officer (1968 to present) and Director. Attorney at Law. Chairman of the Board (1995 to present), President (1969 to 1995) of UMH Properties, Inc., an affiliated company.	1968
Michael P. Landy	47	Executive Vice President-Investments and Director. Vice President-Investments (2001 to present) of UMH Properties, Inc., an affiliated company. President (1998 to 2001) of Siam Records, LLC. Chief Engineer and Technical Director (1987 to 1998) of GRP Recording Company.	2007
Samuel A. Landy	48	Director. Attorney at Law (1985 to present); President (1995 to present), Vice President (1991 to 1995) and Director (1992 to present) of UMH Properties, Inc., an affiliate of the Company.	1989

CLASS I DIRECTORS WHOSE TERMS EXPIRE IN 2010

Nominee	Age	Present Position with the Company; Business Experience During Past Five Years; Other Directorships	Director Since
Anna T. Chew	50	Chief Financial Officer (1991 to present) and Director. Certified Public Accountant. Vice President (1995 to present) and Director (1994 to present) of UMH Properties, Inc., an affiliated company.	2007
Daniel D. Cronheim	54	Director. Attorney at Law (1979 to present); President (2000 to present) of David Cronheim Mortgage Company; President (1997 to present) of Cronheim Management Services, Inc.; Executive Vice President (1989 to present) and General Counsel (1983 to present) of David Cronheim Company; and Director (2000 to present) of Hilltop Community Bank.	1989
Neal Herstik	50	Independent Director. Attorney at Law, Gross, Truss & Herstik, PC (1997 to present). Co-founder and former President, Manalapan-Englishtown Education Foundation, Inc., a non-profit corporation (1995 to 2001).	2004
Scott L. Robinson	38	Independent Director. Managing Partner, Cadence Capital Group, LLC (2008 to present); Director, The REIT Center at New York University (present); Vice President Citi Markets and Banking (2007 to 2008) at Citigroup; and Senior REIT and CMBS analyst of Standard & Poor’s, (1998 to 2007).	2005
Eugene Rothenberg	76	Independent Director. Investor. Retired physician. Director (1977 to present) of UMH Properties, Inc., an affiliated company.	2007

CLASS II DIRECTORS WHOSE TERMS EXPIRE IN 2011

Nominee	Age	Present Position with the Company; Business Experience During Past Five Years; Other Directorships	Director Since
Matthew I. Hirsch	49	Independent Director. Attorney at Law (1985 to present); Adjunct Professor of Law (1993 to present), Widener University School of Law.	2000
Joshua Kahr	34	Independent Director. Principal of Kahr Real Estate Services (2002 to present), a real estate advisory firm based in New York City. Senior Director, GVA Williams (2000 to 2002).	2007
Cynthia J. Morgenstern	39	Executive Vice President (2001 to present) and Director (2002 to present). Vice President (1996 to 2001) Summit Bank, Commercial Real Estate Division.	2002
Stephen B. Wolgin	55	Independent Director. Managing Director of U.S. Real Estate Advisors, Inc. (2000 to present), a real estate advisory services group based in New York; Partner with the Logan Equity Distressed Fund (2007 to present); prior affiliations with J.P. Morgan, Odyssey Associates, The Prudential Realty Group, Standard & Poor’s Corporation, and Grubb and Ellis.	2003

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION TO THE BOARD OF DIRECTORS OF EACH OF THE FOUR PERSONS STANDING FOR ELECTION NAMED ABOVE

Committees of the Board of Directors and Meeting Attendance

The Board of Directors had four meetings during the last fiscal year.  No Director attended fewer than 75% of the meetings.

The Company has a standing Audit Committee, Compensation Committee and Nominating Committee of the Board of Directors.

Audit Committee

The Audit Committee’s responsibilities include reviewing and overseeing financial reporting, policies and procedures and internal controls, retaining the independent auditor, approving the audit fees, and discussing the independent auditors independence.  It also overseeing the internal audit function, legal and regulatory compliance and adherence to the Code of Business Conduct and Ethics, establishing procedures for complaints received regarding the Company’s accounting, internal accounting controls and auditing matters.  In addition, the Audit Committee prepares the Audit Committee Report which is included in the Company’s annual proxy statements. The Audit Committee had four meetings during the fiscal year, including an executive session with the independent auditors, in which management did not attend.

The current members of the Company’s Audit Committee are Catherine B. Elflein, Matthew I. Hirsch, Scott Robinson, and Stephen B. Wolgin (Chairman).  The Board has determined that the members of the Audit Committee are independent as defined by the rules of the SEC and the listing standards of the NASDAQ Stock Market, and that each of them is able to read and understand fundamental financial statements.  The Board has also determined that Stephen B. Wolgin and Catherine B. Elflein are “audit committee financial experts” within the meaning of the rules of the SEC and are “financially sophisticated” within the meaning of the rules of the NASDAQ Stock Market.

Compensation Committee

The Compensation Committee (1) evaluates the President’s performance in light of the Company’s goals and objectives and determines the President’s and executive officers’ compensation, which includes base salary and bonus; and (2) administers the Company’s 2007 Stock Option Plan.  The Compensation Committee had one meeting during the last fiscal year.  The current members of the Compensation Committee are Matthew I. Hirsch and Stephen B. Wolgin.  The Board has determined that the members of the Compensation Committee are independent as defined by the rules of the SEC and the listing standards of the NASDAQ Stock Market.

Nominating Committee

The Nominating Committee identifies, considers and recommends candidates to serve as members of the Board and makes recommendations regarding the structure and composition of the Board of Directors and Committees.  The Nominating Committee had one meeting during the last fiscal year.  The current members of the Nominating Committee are Neal Herstik, Matthew I. Hirsch, and Stephen B. Wolgin. The Board of Directors has determined that each member of the Nominating Committee is an independent Director as defined by the rules of the SEC and the listing standards of the NASDAQ Stock Market.  Our Nominating Committee does not operate under a written charter.

The principal function of the Nominating Committee is to review and select candidates for nomination to the Board of Directors. Recommendations with regard to nominees for election to the Board of Directors may be submitted by any stockholder entitled to vote for the election of directors in writing, received by the Secretary of the Corporation at least 90 days but not more than 120 days prior to the first anniversary of the date on which the Company mailed its proxy materials for the prior year's annual meeting of stockholders.  Each notice of nomination must set forth (i) the name, age, business address and, if known, residence address of each nominee, (ii) the principal occupation or employment of each such nominee, (iii) the number of shares of common stock of the Company which are beneficially owned by each such nominee, and (iv) such other information as required by the SEC pursuant to Regulation 14A of the Securities Exchange Act of 1934, as amended (Exchange Act).

In connection with the formation of the Nominating Committee, the Company's Board of Directors established certain minimum qualifications for board members, including being at least 21 years old and possessing (1) the ability to read and understand corporate financial statements, (2) relevant business experience and professional skills, (3) high moral character and personal and professional integrity, and (4) the willingness to commit sufficient time to attend to his or her duties and responsibilities as a director of a public corporation. In addition, the Nominating Committee may consider a variety of other qualities and skills, including (i) the ability to exercise independent decision-making, (ii) the absence of conflicts of interest and, (iii) the ability to work effectively with other directors in collectively serving the long-term interests of all shareholders. Nominees must also meet any applicable requirements of SEC regulations, state law, and the Company's articles of incorporation and bylaws.

The Nominating Committee has established a process for identifying and evaluating nominees for director. The Nominating Committee will annually assess the qualifications, expertise, performance and willingness to serve of existing directors. If at this time or at any other time during the year the Board of Directors determines a need to add a new director with specific qualifications or to fill a vacancy on the Board, the Chair of the Nominating Committee will then initiate the search, seeking input from other directors and senior management, considering nominees previously submitted by shareholders, and, if deemed necessary or appropriate, hiring a search firm. An initial slate of candidates satisfying the specific qualifications, if any, and otherwise qualifying for membership on the Board, will then be identified and presented to the Nominating Committee by the Committee Chairman. The Nominating Committee will then prioritize the candidates and determine if the Nominating Committee members, other directors or senior management have relationships with the preferred candidates and can initiate contacts. To the extent feasible, all of the members of the Nominating Committee and the President will interview the prospective candidate(s). Evaluations and recommendations of the interviewers will be submitted to the Nominating Committee for final evaluation. The Nominating Committee will meet to consider such recommendations and to approve the final candidate. The Nominating Committee will evaluate all nominees for director, including nominees recommended by a stockholder, on the same basis.

To date, there are no third parties being compensated for identifying and evaluating candidates.

Independent Director Meeting

The Company’s independent directors, as defined under the listing standards of the NASDAQ stock market, have established a policy to meet separately from the other directors in a regularly scheduled executive session at least annually, and at such times as may be deemed appropriate by the Company’s independent directors.  Any independent director may call an executive session of independent directors at any time.

Shareholder Communications

The Company has established procedures for shareholders to communicate with the Board of Directors on a confidential basis.   Shareholders who wish to communicate with the Board or with a particular director may send a letter to the Secretary of the Company at 3499 Route 9 North, Suite 3-C, Freehold, NJ  07728.  The mailing envelope must contain a clear notation indicating that the enclosed mailing is a “Stockholder-Board Communication” or “Stockholder-Director Communication”.  All such letters must identify the author as a stockholder and clearly state whether the intended recipients of the letter are all of the members of the Board or just certain specified individual directors.  The Secretary will make copies of all such letters and circulate them to the directors addressed.  If a stockholder wishes the communication to be confidential, such shareholder must clearly indicate on the envelope that the communication is “Confidential”.  The Secretary will then forward such communication, unopened, to the intended recipient.

Code of Conduct

The Company has adopted a Code of Business Conduct and Ethics, which applies to all directors, officers, and employees of the Company, including its principal executive officers and principal financial officer.  This code is posted on our website at http:www.mreic.com.  During 2008 no violations of the Code of Business Conduct and Ethics were reported nor were any waivers granted.

PROPOSAL 2

APPROVAL OF INDEPENDENT AUDITORS

On June 25, 2008, the Company dismissed Reznick Group, P.C. as the Company’s independent registered public accounting firm.  The decision to change accountants was approved by the Audit Committee of the Board of Directors of the Company.

Effective as of June 25, 2008, the Audit Committee of the Company’s Board of Directors, under authority granted by the Board of Directors, has appointed PKF, Certified Public Accountants, a Professional Corporation (PKF) as the Company’s independent registered public accounting firm, to audit the accounts of the Company for the fiscal year ending September 30, 2008. There are no affiliations between the Company and PKF, its partners, associates or employees, other than its employment as the Company’s independent registered public accounting firm. PKF informed the Company that it has no direct or indirect financial interest in the Company. The Company expects a representative of PKF to be present at the annual meeting of shareholders either to make a statement or to respond to appropriate questions.

At the Company’s annual meeting of shareholders, the Company’s common shareholders will be asked to consider and vote on a proposal to approve the appointment of PKF as the Company’s independent registered public accounting firm for the fiscal year ending September 30, 2009. The Company’s charter and bylaws do not require that its shareholders ratify the appointment of PKF as the Company’s independent registered public accounting firm. The Company is asking its common shareholders to ratify this appointment as a matter of good corporate practice. If the Company’s common shareholders do not ratify the appointment of PKF, the Company’s audit committee will reconsider whether or not to retain PKF as the Company’s independent registered public accounting firm, but may determine to do so. Even if the appointment of PKF is ratified by the Company’s common shareholders, the audit committee may change the appointment at any time during the year if it determines that a change would be in the best interest of the Company.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THIS PROPOSAL

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table lists information with respect to the beneficial ownership of the Company’s Common Stock (Shares) as of March 9, 2009 by:

•

each person known by the Company to beneficially own more than five percent of the Company’s outstanding Shares;

•

the Company’s directors;

•

the Company’s executive officers; and

•

all of the Company’s executive officers and directors as a group.

Unless otherwise indicated, the person or persons named below have sole voting and investment power and that person’s address is c/o Monmouth Real Estate Investment Corporation, Juniper Business Plaza, 3499 Route 9 North, Suite 3-C, Freehold, New Jersey 07728.  In determining the number and percentage of shares beneficially owned by each person, Shares that may be acquired by that person under options exercisable within sixty (60) days of March 9, 2009 are deemed beneficially owned by that person and are deemed outstanding for purposes of determining the total number of outstanding shares for that person and are not deemed outstanding for that purpose for all other shareholders.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)	Percentage of Shares Outstanding(2)
Oakland Financial Corporation 34200 Mound Road Sterling Heights, Michigan 48310	2,402,847(3)	9.70%
UMH Properties, Inc.	1,977,199(4)	7.98%
Anna T. Chew	327,254(5)	1.31%
Daniel D. Cronheim	81,843(6)	*
Catherine B. Elflein	3,050	*
Neal Herstik	7,527(7)	*
Matthew I. Hirsch	57,828(8)	*
Joshua Kahr	982	*
Eugene W. Landy	1,592,774(9)	6.31%
Samuel A. Landy	379,306(10)	1.53%
Michael P. Landy	244,332(11)	*
Cynthia J. Morgenstern	274,834(12)	1.10%
Scott Robinson	7,000(13)	*
Eugene D. Rothenberg	68,011	*
Maureen E. Vecere	106,233(14)	*
Stephen B. Wolgin	18,316(15)	*
Directors and Officers as a group		12.22%

*Less than 1%.

(1)

Except as indicated in the footnotes to this table and pursuant to applicable community property laws, the Company believes that the persons named in the table have sole voting and investment power with respect to all Shares listed.

(2)

Based on the number of Shares outstanding on March 9, 2009, which was 24,783,094.

(3)

Based on Schedule 13D as of July 7, 2008, filed with the SEC by Oakland Financial Corporation (“Oakland”), Liberty Bell Agency, Inc. (“Liberty Bell”), and Cherokee Insurance Company (“Cherokee”), as of June 30, 2008, Oakland owns 110,602, Liberty Bell owns 594,813, Cherokee owns 1,574,322, Erie Manufactured Home Properties, LLC, owns 82,542, Apache Ventures, LLC, owns 15,000, and Matthew T. Moroun owns 25,568.  This filing with the SEC by Oakland indicates that Oakland shares voting and dispositive power with respect to those Shares with Liberty Bell, Cherokee, Apache Ventures and Erie Manufactured Homes, all of which are wholly-owned subsidiaries of Oakland.  Matthew T. Moroun is the Chairman of the Board and controlling stockholder of Oakland, Liberty Bell and Cherokee.

 (4)

As of Proxy record date March 9, 2009, UMH Properties, Inc. has sole voting and dispositive power with respect to 1,977,199 shares.  Included in the 1,977,199 shares held, UMH owns $5,000,000 of the 2005 Debentures, representing 436,681 shares on a converted basis at $11.45 per share.

 (5)

Includes (a) 82,954 Shares owned jointly with Ms. Chew’s husband; and (b) 15,199 Shares held in Ms. Chew’s 401(k) Plan.  As a co-trustee of the UMH 401(k), Ms. Chew has shared voting power over the Shares held by the UMH 401(k).  She, however, disclaims beneficial ownership of all of the Shares held by the UMH 401(k), except for the 15,199 Shares held by the UMH 401(k) for her benefit.  Includes 229,100 Shares issuable upon exercise of a Stock Option.  Excludes 50,000 Shares issuable upon the exercise of a stock option, which stock option is not exercisable until October 20, 2009.

(6)

Includes 15,000 Shares issuable upon exercise of a Stock Option.

(7)

Includes 5,000 Shares issuable upon the exercise of a Stock Option.

(8)

Includes 46,828 Shares owned jointly with Mr. Hirsch’s wife and 11,000 Shares issuable upon exercise of a Stock Option.

(9)

Includes (a) 120,629 Shares owned by Mr. Landy’s wife; (b) 204,480 Shares held in the Landy & Landy Employees’ Profit Sharing Plan of which Mr. Landy is a trustee and has shared voting and dispositive power; (c) 173,914 Shares held in the Landy & Landy Employees’ Pension Plan over which Mr. Landy has shared voting and dispositive power; (d) 13,048 Shares held in Landy Investments Ltd., over which Mr. Landy has shared voting and dispositive power; (e) 86,200 Shares held in the Eugene W. and Gloria Landy Family Foundation, a charitable trust, over which Mr. Landy has shared voting and dispositive power; and (f) 5,000 Shares held in Juniper Plaza Associates, over which Mr. Landy has shared voting and dispositive power.

 Includes 455,500 Shares issuable upon the exercise of stock options.    Excludes 65,000 Shares issuable upon the exercise of a stock option, which stock option is not exercisable until October 20, 2009.

(10)

Includes (a) 20,218 Shares owned by Mr. Landy’s wife; (b) 119,986 Shares held in custodial accounts for Mr. Landy’s minor children under the New Jersey Uniform Transfers to Minors Act with respect to which he disclaims any beneficial interest but he has sole dispositive and voting power; (c) 25,049 Shares in the Samuel Landy Family Limited Partnership; and (d) 34,844 Shares held in the UMH 401(k) Plan.  As a co-trustee of the UMH 401(k), Mr. Landy has shared voting power over the Shares held by the UMH 401(k).  He, however, disclaims beneficial ownership of all of the Shares held by the UMH 401(k), except for the 34,844 Shares held by the UMH 401(k) for his benefit.  Includes 15,000 Shares issuable upon the exercise of stock options.

(11)

Includes 3,789 Shares held in Mr. Landy’s 401(k) Plan over which he has sole dispositive power.  Includes (a) 11,951 Shares owned by Mr. Landy’s wife; and (b) 90,396 Shares held in custodial accounts for Mr. Landy’s minor children under the New Jersey Uniform Transfer to Minors Act in which he disclaims any beneficial interest but has power to vote.  Includes 94,650 Shares issuable upon the exercise of a stock option.  Excludes 25,000 Shares issuable upon the exercise of a stock option, which stock option is not exercisable until October 20, 2009.

(12)

Includes 1,681 Shares held in Ms. Morgenstern’s 401(k) plan over which she has sole dispositive power.  Includes 213,100 Shares issuable upon the exercise of a stock option.  Excludes 50,000 Shares issuable upon the exercise of a stock option, which stock option is not exercisable until October 20, 2009.

(13)

Includes 5,000 Shares issuable upon the exercise of a stock option.

(14)

Includes 178 Shares held in Ms. Vecere’s 401(k) Plan over which she has sole dispositive power.  Includes 103,100 Shares issuable upon the exercise of a stock option.  Excludes 25,000 Shares issuable upon the exercise of a stock option, which stock option is not exercisable until October 20, 2009.

(15)

Includes 1,325 Shares owned by Mr. Wolgin’s wife.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Overview of Compensation Program

The Compensation Committee (for purposes of this analysis, the Committee) of the Board has been appointed to discharge the Board's responsibilities relating to the compensation of the Company's executive officers. The Committee has the overall responsibility for approving and evaluating the executive officer compensation plans, policies and programs of the Company. The Committee's primary objectives include serving as an independent and objective party to review such compensation plans, policies and programs.

Throughout this proxy statement, the individuals who served as the Company’s president and chief executive officer and executive vice president during fiscal 2008, as well as the other individuals included in the Summary Compensation Table presented below, are sometimes referred to in this proxy statement as the named executive officers.

Compensation Philosophy and Objectives

The Compensation Committee believes that a well-designed compensation program should align the goals of the shareholders with the goals of the chief executive officer, and that a significant part of the executive's compensation, over the long term, should be dependent upon the value created for shareholders. In addition, all executives should be held accountable through their compensation for the performance of the Company, and compensation levels should also reflect the executive's individual performance in an effort to encourage increased individual contributions to the Company's performance. The compensation philosophy, as reflected in the Company's employment agreements with its executives, is designed to motivate executives to focus on operating results and create long-term shareholder value by:

• establishing a plan that attracts, retains and motivates executives through compensation that is competitive with a peer group of other publicly-traded real estate investment trusts, or REITs;

• linking a portion of executives' compensation to the achievement of the Company's business plan by using measurements of the Company's operating results and shareholder return; and

• building a pay-for-performance system that encourages and rewards successful initiatives within a team environment.

The Compensation Committee believes that each of the above factors is important when determining compensation levels for named executive officers. The Committee reviews and approves the employment contracts for the president and chief executive officer and executive vice presidents, including performance goals and objectives.  The Committee annually evaluates performance of the executive officers in light of those goals and objectives. The Committee considers the Company's performance, relative shareholder return, the total compensation provided to comparable officers at similarly-situated companies, and compensation given to named executive officers in prior years. The Company uses the annual Compensation Survey published by NAREIT as a guide to setting compensation levels.  Participant company data is not presented in a manner that specifically identifies any named individual or company.  This survey details compensation by position type with statistical salary and bonus information for each position.  The Compensation Committee compares the Company’s salary and bonus amounts to the ranges presented for reasonableness.  To that end, the Committee believes executive compensation packages provided by the Company to its executive officers should include both base salaries and annual bonus awards that reward corporate and individual performance, as well as give incentives to those executives who meet or exceed established goals.

Role of Executive Officers in Compensation Decisions

The Committee makes all final compensation decisions for the Company's named executive officers. The president annually reviews the performance of the executive vice president – investments and controller and then present his conclusions and recommendations to the Committee with respect to base salary adjustments and annual cash bonus and stock option awards. The Committee exercises its own discretion in modifying any recommended adjustments or awards, but does consider the recommendations from the president.

Role of Grants of Stock Options in Compensation Analysis

The Committee views the grant of stock options as a form of long-term compensation.  The Committee believes that the grant of these options promotes the Company's goal of retaining key employees, and aligns the key employee's interests with those of the Company's shareholders from a long-term perspective.

Role of Employment Agreements in Determining Executive Compensation

Each of the Company's currently employed named executive officers is a party to an employment agreement.  These agreements provide for base salaries, bonuses and customary fringe benefits.

Base Salaries

Base salaries are paid for ongoing performance throughout the year. In order to compete for and retain talented executives who are critical to the Company's long-term success, the Committee has determined that the base salaries of named executive officers should approximate those of executives of other equity REITs that compete with the Company for employees, investors and business, while also taking into account the named executive officers' performance and tenure and the Company's performance relative to its peer companies within the REIT industry using the NAREIT Compensation Survey described above.

Bonuses

In addition to the provisions for base salaries under the terms of our employment agreements, the president is entitled to receive annual cash bonuses for each calendar year during the term of the agreement, based on the achievement of certain performance goals set by the Committee.   The following are the bonus targets and recommended compensation for the president which the Compensation Committee uses as a guide in determining the bonus for the president:

	Threshold	Target	Outstanding

Growth in market cap	7.5%	12.5%	20%
Bonus	$7,500	$15,000	$30,000

Growth in FFO/share	7.5%	12.5%	20%
Bonus	$7,500	$15,000	$30,000

Growth in dividend/share	5%	10%	15%
Bonus	$10,000	$20,000	$40,000

Total Bonus Potential	$25,000	$50,000	$100,000

In addition to its determination of the executive's individual performance levels for 2008, the Committee also compared the executive's total compensation for 2008 to that of similarly-situated personnel in the REIT industry using the NAREIT Compensation Survey described above.

Stock Options

The employment agreements also provide that certain executives are eligible for grants of stock options.

Perquisites and Other Personal Benefits

The Company's employment agreements provide the named executive officers with perquisites and other personal benefits that the Company and the Committee believe are reasonable and consistent with its overall compensation program to better enable the Company to attract and retain superior employees for key positions. The Committee periodically reviews the levels of perquisites and other personal benefits provided to the executive officers.

The named executive officers are provided the following benefits under the terms of their employment agreements: an allotted number of paid vacation weeks; eligibility for the executives, spouse and dependents in all Company sponsored employee benefits plans, including 401(k) plan, group health, accident, and life insurance, on terms no less favorable than applicable to any other executive; use of an automobile; and, supplemental long-term disability insurance, at the Company's cost, as agreed to by the Company and the executive.  Attributed costs of the personal benefits described above for the named executive officers for the fiscal year ended September 30, 2008, are included in “All Other Compensation” of the Summary Compensation Table provided below.

In addition, the named executive officers’ employment agreements each contain provisions relating to change in control events and severance upon termination for events other than without cause or good reason (as defined under the terms of the employment agreements).

These change in control and severance terms are designed to promote stability and continuity of senior management. Information regarding these provisions is included in “Employment Agreements” provided below.

Evaluation

Mr. Eugene Landy is under an employment agreement with the Company.  His base compensation under his amended contract was increased in 2004 to $175,000 per year. Subsequent to the merger with Monmouth Capital Corporation in July 2007, his annual salary was increased to $225,000 (The Summary Compensation Table for Mr. Eugene Landy shows a salary of $225,000 and $78,815 in director’s fees and fringe benefits).

The Committee also reviewed the progress made by Ms. Cynthia J. Morgenstern, Executive Vice President.  Ms. Morgenstern is under an employment agreement with the Company.  Her base compensation under this contract is $224,191 for 2008.  Ms. Morgenstern received bonuses totaling $17,542 and $39,583 in director’s fees and fringe benefits.

Compensation Committee Report

The Compensation Committee of the Company has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the board that the Compensation Discussion and Analysis be included in this report.

Compensation Committee:

Stephen B. Wolgin

Matthew I. Hirsch

Summary Compensation Table

The following Summary Compensation Table shows compensation paid or accrued by the Company for services rendered during 2008, 2007, and 2006 to the named executive officers.  There were no other executive officers whose aggregate compensation allocated to the Company exceeded $100,000.

Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)	Option Awards ($) (7)	Change in Pension Value And Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Eugene W. Landy	2008	$225,000	$-0-	$22,750	$43,815 (1)	$35,500 (2)	$327,065
President and CEO	2007	183,333	30,000	-0-	44,273 (1)	19,000 (2)	276,606
	2006	175,000	7,500	31,850	44,697 (1)	16,000 (2)	275,047

Anna T, Chew (3)	2008	$73,400	$-0-	$11,500	$-0-	$-0-	$84,900
Chief Financial	2007	37,000	-0-	-0-	-0-	-0-	37,000
Officer	2006	29,267	-0-	23,000	-0-	-0-	52,267

Cynthia J. Morgenstern	2008	$224,191	$17,542	$11,500	$-0-	$39,583 (4)	$292,816
Executive Vice	2007	208,550	16,423	-0-	-0-	39,115 (4)	264,088
President	2006	189,500	15,038	23,000	-0-	34,430 (4)	261,968

Michael P. Landy	2008	$181,500	$14,192	$5,750	$-0-	$23,376 (5)	$224,818
Executive Vice Pres -	2007	165,000	13,038	$-0-	$-0-	8,868 (5)	186,906
Investments	2006	150,000	9,962	11,500	-0-	3,535 (5)	174,997

Maureen E. Vecere	2008	$130,075	$10,596	$5,750	$-0-	$4,465 (6)	$150,886
Controller and	2007	118,250	9,770	-0-	$-0-	3,514 (6)	131,534
Treasurer	2006	107,500	9,192	11,500	-0-	2,399 (6)	130,591

Notes:

(1)

Amount is accrual for pension and other benefits of $43,815, $44,273 and $44,697 for 2008, 2007 and 2006, respectively, in accordance with Mr. Landy’s employment contract.

(2)

Represents Director’s fees of $18,000, $19,000 and $16,000 for 2008, 2007 and 2006, respectively, paid to Mr. Landy; and legal fees paid to the firm of Eugene W. Landy of $17,500, $-0- and $-0- for 2008, 2007 and 2006, respectively.

(3)

Ms. Anna Chew, the Company’s Chief Financial Officer, is an employee of and is paid by UMH Properties, Inc. (UMH), an affiliated REIT.  Approximately $73,400 of her compensation cost is allocated by UMH and reimbursed by the Company, pursuant to a cost sharing agreement between the Company and UMH.  Please see UMH annual report on Form 10-K for details of Ms. Chew employment agreement and compensation arrangement.

(4)

Represents Director’s fees of $18,000, $19,000 and $16,000 in 2008, 2007, and 2006, respectively and fringe benefits and discretionary contributions by the Company to the Company’s 401(k) Plan allocated to an account of the named executive officer.

(5)

Represents Director’s fees of $18,000, and $4,000 in 2008 and 2007, respectively, and fringe benefits and discretionary contributions by the Company to the Company’s 401(k) Plan allocated to an account of the named executive officer.  Approximately 35% of this employee’s compensation cost is allocated to and reimbursed by UMH, pursuant to a cost sharing agreement between the Company and UMH.

(6)

Represents discretionary contributions by the Company to the Company’s 401(k) Plan allocated to an account of the named executive officer.

(7)

These values were established using the Black-Scholes stock option valuation model. The following weighted-average assumptions were used in the model for 2008 and 2006, respectively: expected volatility of 15.08% and 16.07%; risk-free interest rate of 3.20% and 4.77%; dividend yield of 7.59% and 7.43%; expected life of the options of eight years; and forfeitures of $-0-. The actual value of the options will depend upon the performance of the Company during the period of time the options are outstanding and the price of the Company’s common stock on the date of exercise.

Grants of Plan-Based Awards

The following table sets forth, for the executive officers named in the Summary Compensation Table, information regarding individual grants of stock options made during the year ended September 30, 2008:

Name	Grant Date	Number of Shares Underlying Options (1)	Exercise Price of Option Award	Grant Date Fair Value (2)

Eugene W. Landy	12/12/07	65,000	$8.22	$22,750
Anna T. Chew	3/10/08	50,000	7.80	11,500
Cynthia J. Morgenstern	3/10/08	50,000	7.80	11,500
Michael P. Landy	3/10/08	25,000	7.80	5,750
Maureen E. Vecere	3/10/08	25,000	7.80	5,750

(1)

These options expire 8 years from grant date.

(2)

These values were established using the Black-Scholes stock option valuation model. The following weighted-average assumptions were used in the model: expected volatility of 15.08%; risk-free interest rate of 3.20%; dividend yield of 7.59%; expected life of the options of eight years; and forfeitures of $-0-.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth for the executive officers named in the Summary Compensation Table, information regarding stock options outstanding at September 30, 2008:

Name	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable (3)	Option exercise price ($)	Option expiration date

Eugene W.	-0-	65,000 (1)	8.22	12/12/15
Landy	16,375	-0-	8.05	1/22/15
	65,000	-0-	8.15	8/02/14
	16,375	-0-	8.70	9/21/13
	65,000	-0-	8.28	8/10/13
	65,000	-0-	7.89	8/3/12
	65,000	-0-	6.90	1/22/11
	65,000	-0-	7.13	6/21/10
	32,750	-0-	5.04	10/04/09

Anna T.	-0-	50,000 (2)	7.80	3/10/16
Chew	6,550	-0-	8.05	1/22/15
	50,000	-0-	8.04	9/12/14
	6,550	-0-	8.70	9/21/13
	50,000	-0-	8.28	8/10/13
	50,000	-0-	7.41	5/20/12
	16,000	-0-	7.13	6/21/10

Cynthia J.	-0-	50,000 (2)	7.80	3/10/16
Morgenstern	6,550	-0-	8.05	1/22/15
	50,000	-0-	8.04	9/12/14
	6,550	-0-	8.70	9/21/13
	50,000	-0-	8.28	8/10/13
	50,000	-0-	7.41	5/20/12

Michael P.	-0-	25,000 (2)	7.80	3/10/16
Landy	9,825	-0-	8.05	1/22/15
	25,000	-0-	8.04	9/12/14
	9,825	-0-	8.70	9/21/13
	25,000	-0-	8.28	8/10/13

Maureen E.	-0-	25,000 (2)	7.80	3/10/16
Vecere	6,550	-0-	8.05	1/22/15
	25,000	-0-	8.04	9/12/14
	6,550	-0-	8.70	9/21/13
	25,000	-0-	8.28	8/10/13
	15,000	-0-	7.41	5/20/12

(1)

These options become exercisable on December 12, 2008.

(2)

These options become exercisable on March 10, 2009.

(3)

All options are exercisable one year from date of grant.

Option Exercises

The following table sets forth for the executive officers named in the Summary Compensation Table, information regarding stock options exercised during the year ended September 30, 2008:

Name	Number of Shares Acquired on Exercise	Value Realized on Exercise

Anna T. Chew	14,000	$15,120

Employment Agreements

Effective January 1, 2004, Eugene W. Landy entered into an amended employment agreement with the Company that will expire on December 31, 2009. Mr. Eugene Landy’s amended employment agreement provides for annual base compensation of $175,000 and a pension payment of $50,000 per year, payable each year through December 31, 2013, which will increase to $55,000 per year if the Company completes a transaction that results in a 100% increase in the Company’s market capitalization. Prior to the merger with Monmouth Capital Corporation, Mr. Eugene Landy was paid $50,000 for acting as the president of Monmouth Capital Corporation.  This additional salary amount was assumed by the Company upon consummation of the merger and its continuation was approved by the board of directors.   Pursuant to the amended employment agreement, Mr. Eugene Landy will receive, each year, an option to purchase 65,000 shares of the Company common stock and may receive bonuses in amounts determined by the Company’s board of directors, based upon progress towards achieving certain target levels of growth in market capitalization, funds from operations and dividends per share. The amended employment agreement provides that Mr. Eugene Landy is entitled to five weeks paid vacation and to participate in the Company’s employee benefits plans at any time he is entitled to receive pension benefits. The amended employment agreement also provides for aggregate severance payments of $500,000, payable to Mr. Eugene Landy upon the termination of his employment for any reason, in increments of $100,000 per year for five years, disability payments, payable to Mr. Eugene Landy in the event of his disability (as defined in the amended employment agreement) for a period of three years, equal to Mr. Eugene Landy’s salary and a death benefit of $500,000 payable to Mr. Eugene Landy’s designated beneficiary. Upon the termination of Mr. Eugene Landy’s employment following or as a result of certain types of transactions that lead to a significant increase in the Company’s market capitalization, the amended employment agreement provides that Mr. Eugene Landy will receive a grant of 35,000 to 65,000 shares of the Company common stock, depending on the amount of the increase in the Company’s market capitalization, all of his outstanding options to purchase shares of the Company common stock will become immediately vested and he will be entitled to continue to receive benefits under the Company’s health, dental, insurance and similar plans for one year. The merger does not trigger any of these provisions of the amended employment agreement, although the growth in market capitalization of the Company that would occur upon closing of the merger is one of many factors that the Company’s board of directors may consider in determining the amount of Mr. Eugene Landy’s bonus, if any. The amended employment agreement is terminable by the Company’s board of directors at any time by reason of Mr. Eugene Landy’s death or disability or for cause, which is defined in the amended employment agreement as a termination of the agreement if the Company’s board of directors determines in good faith that Mr. Eugene Landy failed to substantially perform his duties to the Company (other than due to his death or disability), or has engaged in conduct the consequences of which are materially adverse to the Company, monetarily or otherwise. Upon termination of the amended employment agreement, Mr. Eugene Landy will remain entitled to the disability, severance, death and pension benefits provided for in the amended employment agreement.  On April 14, 2008, the Company executed the Third Amendment (the amendment) to Eugene W. Landy’s employment agreement.  The amendment provides that in the event of a change in control of the Company, Eugene W. Landy shall receive a lump sum payment of $2,500,000, provided that the sale price of the Company is at least $10 per share of common stock.  A change of control shall be defined as the consummation of a reorganization, merger, share exchange, consolidation, or sale or disposition of all or substantially all of the assets of the Company.  This change of control provision shall not apply to any combination between the Company and UMH Properties, Inc.  Payment shall be made simultaneously with the closing of the transaction, and only in the event that the transaction closes.

Effective January 1, 2007, the Company and Cynthia J. Morgenstern entered into an employment agreement that will expire on December 31, 2009.  Under this employment agreement, Ms. Morgenstern is entitled to receive a base salary of $208,550 for the year ending December 31, 2007, and is entitled to increases of 7.5% for the years ending December 31, 2008 and 2009, plus bonuses, if any, in amounts determined by the Company’s board of directors or president.  Pursuant to this employment agreement, the Company’s president must request annually that the Company’s stock option committee grant Ms. Morgenstern an option to purchase 50,000 shares of the Company’s Common Stock, although the employment agreement does not require that the stock option committee grant any options.  Ms. Morgenstern’s employment agreement provides for four weeks paid vacation, the use of an automobile, reimbursement of her reasonable and necessary business expenses and that Ms. Morgenstern is entitled to participate in the Company’s employee benefit plans.  Ms. Morgenstern’s employment agreement also requires the Company to reimburse Ms. Morgenstern for the cost of a disability insurance policy such that, in the event of Ms. Morgenstern’s disability for a period of more than 90 days, Ms. Morgenstern will receive benefits equal to her then-current salary.  In the event of a merger, sale or change of control of the Company, which is defined in Ms. Morgenstern’s employment agreement as a change in voting control of the Company or change in control of 25% or more of the Company’s board of directors by other than its existing directors and excludes transactions between the Company and UMH Properties, Inc., Ms. Morgenstern will have the right to terminate the employment agreement or extend the employment agreement for three years from the date of the change in control.  If there is a termination of employment for any reason, the employee shall be entitled to receive one year’s compensation at the date of termination.  The compensation is to be at the greater of current compensation at the date of merger or change in control.

Effective January 1, 2006, Monmouth Capital Corporation and Michael P. Landy entered into a three-year employment agreement, under which the employee receives an annual base salary of $150,000 for 2006 with increases of 10% for 2007 and 2008, plus bonuses and customary fringe benefits.  The employee will also receive four weeks vacation.  Mr. M. Landy’s employment agreement also requires the Company to reimburse him for the cost of a disability insurance policy such that, in the event of his disability for a period of more than 90 days, the employee will receive benefits equal to his then-current salary.  In the event of a merger, sale or change of control of the Company, which is defined in Mr. M. Landy’s employment agreement as a change in voting control of the Company or change in control of 25% or more of the Company’s board of directors by other than its existing directors and excludes transactions between the Company and UMH Properties, Inc. (UMH), the employee will have the right to terminate the employment agreement or extend the employment agreement for one year from the date of the change in control.  If there is a termination of employment for any reason, the employee shall be entitled to receive one year’s compensation at the date of termination.  The compensation is to be at the greater of current compensation at the date of merger or change in control.   Approximately 33% of Mr. M. Landy’s compensation is allocated to and reimbursed by UMH pursuant to a cost sharing agreement between the Company and UMH.

Effective January 1, 2009, the Company and Michael P. Landy, Executive Vice President, Investments, entered into a three-year employment agreement, under which the employee receives an annual base salary of $190,575 for 2009 with increases of 5% for 2010 and 2011, plus bonuses and customary fringe benefits.  The employee will also receive four weeks vacation.  The Company will reimburse the employee for the cost of a disability insurance policy such that, in the event of the employee’s disability for a period of more than 90 days, the employee will receive benefits up to 60% of his then-current salary.  In the event of a merger, sale or change of voting control of the Company, excluding transactions between the Company and UMH, the employee will have the right to extend and renew this employment agreement so that the expiration date will be three years from the date of merger, sale or change of voting control, or the employee may terminate the employment agreement and be entitled to receive one year’s compensation in accordance with the agreement.  If there is a termination of employment by the Company for any reason, either involuntary or voluntary, including the death of the employee, other than a termination for cause as defined by the agreement, the employee shall be entitled to the greater of the salary due under the remaining term of the agreement or one year’s compensation at the date of termination, paid monthly over the remaining term or life of the agreement.  Approximately 40% of Mr. Michael Landy’s compensation is allocated to UMH pursuant to a cost sharing agreement between the Company and UMH.

Effective January 1, 2006, the Company and Maureen E. Vecere entered into a three-year employment agreement, under which Ms. Vecere receives an annual base salary of $107,500 for 2006 with increases of 10% for 2007 and 2008, plus bonuses and customary fringe benefits.  The employee also receives four weeks vacation.  Ms. Vecere’s employment agreement also requires the Company to reimburse Ms. Vecere for the cost of a disability insurance policy such that, in the event of Ms. Vecere’s disability for a period of more than 90 days, Ms. Vecere will receive benefits equal to her then-current salary.  In the event of a merger, sale or change of control of the Company, which is defined in Ms. Vecere’s employment agreement as a change in voting control of the Company or change in control of 25% or more of the Company’s board of directors by other than its existing directors and excludes transactions between the Company and UMH Properties, Inc., Ms. Vecere will have the right to terminate the employment agreement or extend the employment agreement for one year from the date of the change in control.  If there is a termination of employment for any reason, the employee shall be entitled to receive one year’s compensation at the date of termination.  The compensation is to be at the greater of current compensation at the date of merger or change in control.

Effective January 1, 2009, the Company and Maureen E. Vecere, Controller and Treasurer, entered into a three-year employment agreement, under which the employee receives an annual base salary of $139,000 for 2009 with increases of 7% for 2010 and 2011, plus bonuses and customary fringe benefits.  The employee will also receive four weeks vacation.  The Company will reimburse the employee for the cost of a disability insurance policy such that, in the event of the employee’s disability for a period of more than 90 days, the employee will receive benefits up to 60% of her then-current salary.  In the event of a merger, sale or change of voting control of the Company, excluding transactions between the Company and UMH Properties, Inc., the employee will have the right to extend and renew this employment agreement so that the expiration date will be three years from the date of merger, sale or change of voting control, or the employee may terminate the employment agreement and be entitled to receive one year’s compensation in accordance with the agreement.  If there is a termination of employment by the Company for any reason, either involuntary or voluntary, including the death of the employee, other than a termination for cause as defined by the agreement, the employee shall be entitled to the greater of the salary due under the remaining term of the agreement or one year’s compensation at the date of termination, paid monthly over the remaining term or life of the agreement.

Director Compensation

The Directors receive a fee of $1,500 for each Board Meeting attended, and an additional fixed annual fee of $10,000 payable quarterly.  Directors appointed to board committees receive $150 for each meeting attended.  Those specific committees are Nominating Committee, Compensation Committee, Audit Committee and Stock Option Committee.  The table below sets forth a summary of director compensation for the fiscal year ended September 30, 2008.

Director	Annual Board Cash Retainer ($)	Meeting Fees ($)	Committee Fees ($)	Total ($)

Ernest Bencivenga (1)	$10,000	$6,500	$-0-	$16,500
Anna T. Chew (2)	10,000	8,000	-0-	18,000
Daniel D. Cronheim	10,000	8,000	-0-	18,000
Catherine B. Elflein (3)	10,000	6,500	600	17,100
Neal Herstik	10,000	6,100	150	16,250
Matthew I. Hirsch (3)(4)	10,000	8,100	900	19,000
Charles Kaempffer (1)	10,000	6,000	600	16,600
Joshua Kahr (2)	10,000	6,000	-0-	16,000
Eugene W. Landy	10,000	8,000	-0-	18,000
Michael P. Landy (2)	10,000	8,000	-0-	18,000
Samuel A. Landy	10,000	8,000	-0-	18,000
Cynthia J. Morgenstern	10,000	8,000	-0-	18,000
Scott L. Robinson (3)	10,000	8,000	600	18,600
Eugene Rothenberg (2)	10,000	6,000	-0-	16,000
Stephen B. Wolgin (3)(4)	10,000	7,600	900	18,500
Total	$150,000	$108,800	$3,750	$262,550

(1)

Emeritus directors are retired directors who are not entitled to vote on board resolutions however they receive directors’ fees for participation in the board meetings.

(2)

These directors were former Monmouth Capital Corporation board members who were appointed to the Company’s board of directors upon consummation of the merger.

(3)

The audit committee for 2008 consists of Mr. Hirsch, Mr. Wolgin, Mr. Robinson and Ms. Elflein. The board had determined that Mr. Wolgin and Ms. Elflein are considered “audit committee financial experts” within the meaning of the rules of the SEC and are “financially sophisticated” within the meaning of the listing requirements of the NASDAQ Global Select Market

(4)

Mr. Hirsch and Mr. Wolgin are members of the compensation committee.

Other Information

Except as provided in the specific agreements described above, the Company has no pension or other post-retirement plans in effect for officers, directors or employees.  The Company’s employees may elect to participate in the 401(k) plan of UMH Properties, Inc.

Daniel D. Cronheim is a Director of the Company and Executive Vice President of David Cronheim Company (Cronheim).  Daniel Cronheim received $18,000, $19,000 and $16,000 for Director’s fees in 2008, 2007 and 2006, respectively.  The David Cronheim Company received $3,219, $33,273 and $15,419 in lease commissions in 2008, 2007 and 2006, respectively.  The David Cronheim Mortgage Corporation, an affiliated company, received $-0-, $47,250 and $-0-

in mortgage brokerage commissions in 2008, 2007 and 2006, respectively.  CMS received $42,558 for a real estate commission on the sale of the South Brunswick, New Jersey property in 2007.

During fiscal 2008, 2007 and 2006, the Company was subject to management contracts with CMS. For the calendar year 2008, 2007, and 2006, the management fee was fixed at $380,000.  CMS provides sub-agents as regional managers for the Company’s properties and compensates them out of this management fee.   The Company paid CMS $375,477, $367,976 and $367,976 in fiscal 2008, 2007 and 2006, respectively, for the management of the properties.

Compensation Committee Interlocks and Insider Participation

There are no compensation committee interlocks and no member of the compensation committee has served as an officer or employee of the Company or any of its subsidiaries at any time.

REPORT OF THE AUDIT COMMITTEE

The Board of Directors adopted a written charter for the Audit Committee in March, 2001.  The Board of Directors amended this charter in January 2008 to state the responsibilities of the Chair of the Audit Committee.  The amended charter is presented on the Company’s website at http: www.mreic.com.

The Company has an Audit Committee consisting of four “independent” Directors, as defined by the listing standards of the NASDAQ Stock Market.  The Audit Committee’s role is to act on behalf of the Board of Directors in the oversight of all material aspects of the Company’s reporting, internal control and audit functions.

We have reviewed and discussed with management the Company’s audited financial statements as of and for the year ended September 30, 2008.

We have discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees.

We have received and reviewed the written disclosures and the letter from the independent auditors required by Independence Standard No. 1, “Independence Discussions with Audit Committees”, and have discussed with the auditors the auditors’ independence.

Based on the reviews and discussions referred to above, we recommend to the Board of Directors that the financial statements referred to above be included in the Company’s Annual Report on Form 10-K for the year ended September 30, 2008.

Audit Committee:

Catherine B. Elflein

Matthew I. Hirsch

Scott L. Robinson

Stephen B. Wolgin

Fees Billed by Independent Auditors

Reznick Group, P.C. (Reznick) served as the Company’s independent registered public accountants for the years ended September 30, 2007 and 2006 and the first two quarters of the year ended September 30, 2008.  The following are fees billed by Reznick in connection with services rendered:

	2008	2007

Audit Fees	$39,000	$165,000
Audit Related Fees	-0-	10,000
Tax Fees	49,000	34,000
All Other Fees	-0-	-0-
Total Fees	$88,000	$209,000

Audit fees include professional services rendered for the audit of the Company’s annual financial statements, management’s assessment of internal controls, and reviews of financial statements included in the Company’s quarterly reports on Form 10-Q.

Audit related fees include services that are normally provided by the Company’s independent auditors in connection with statutory and regulatory filings, such as consents and assistance with and review of documents filed with the Securities and Exchange Commission.

Tax fees include professional services rendered for the preparation of the Company’s federal and state corporate tax returns and supporting schedules as may be required by the Internal Revenue Service and applicable state taxing authorities.  Tax fees also include other work directly affecting or supporting the payment of taxes, including planning and research of various tax issues.

PKF served as the Company’s independent registered public accountants for the quarter ended June 30, 2008 and year ended September 30, 2008.  The following are fees billed by and accrued to PKF in connection with services rendered:

	2008	2007

Audit Fees	$120,000	$-0-
Audit Related Fees	-0-	-0-
Tax Fees	30,000	-0-
All Other Fees	-0-	-0-
Total Fees	$150,000	$-0-

Audit fees include professional services rendered for the audit of the Company’s annual financial statements, management’s assessment of internal controls, and reviews of financial statements included in the Company’s quarterly reports on Form 10-Q.

Audit related fees include services that are normally provided by the Company’s independent auditors in connection with statutory and regulatory filings, such as consents and assistance with and review of documents filed with the Securities and Exchange Commission.

Tax fees include professional services rendered for the preparation of the Company’s federal and state corporate tax returns and supporting schedules as may be required by the Internal Revenue Service and applicable state taxing authorities.  Tax fees also include other work directly affecting or supporting the payment of taxes, including planning and research of various tax issues.

Audit Committee Pre-Approval Policy

The Audit Committee has adopted a policy for the pre-approval of audit and permitted non-audit services provided by the Company’s principal independent accountants.  The policy requires that all services provided by our independent registered public accountants to the Company, including audit services, audit-related services, tax services and other services, must be pre-approved by the Committee, and all have been so approved.  The pre-approval requirements do not prohibit day-to-day normal tax consulting services, which matters will not exceed $10,000 in the aggregate.

The Audit Committee has determined that the provision of the non-audit services described above is compatible with maintaining PKF’s independence.

COMPARATIVE STOCK PERFORMANCE

The following line graph compares the total return of the Company’s common stock for the last five fiscal years to the FTSE NAREIT Composite Index (US), published by the National Association of Real Estate Investment Trusts (NAREIT), and the S&P 500 Index for the same period.  The total return reflects stock price appreciation and dividend reinvestment for all three comparative indices.  The information has been obtained from sources believed to be reliable, but neither its accuracy nor its completeness is guaranteed.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

There are no family relationships between any of the Directors or executive officers of the Company, except that Samuel A. Landy and Michael P. Landy are the sons of Eugene W. Landy, the President and a Director of the Company.

Eugene W. Landy and Samuel A. Landy are partners in the law firm of Landy & Landy, which firm, or its predecessor firms, have been retained by the Company as legal counsel since the formation of the Company, and which firm the Company proposes to retain as legal counsel for the current fiscal year.  The Company now uses outside counsel for most of the legal services required.  The New Jersey Supreme Court has ruled that the relationship of directors also serving as outside counsel is not per se improper, but the attorney should fully discuss the issue of conflict with the other directors and disclose it as part of the proxy statement so that shareholders can consider the conflict issue when voting for or against the attorney/director nominee.

No director, executive officer, or any immediate family member of such director or executive officer may enter into any transaction or arrangement with the Company without the prior approval of the Board of Directors.  The Board of Directors will appoint a Business Judgment Committee consisting of independent directors who are also independent of the transaction or arrangement.  This Committee will recommend to the Board of Directors approval or disapproval of the transaction or arrangement.  In determining whether to approve such a transaction or arrangement, the Business Judgment Committee will take into account, among other factors, whether the transaction was on terms no less favorable to the Company than terms generally available to third parties and the extent of the executive officer’s or director’s involvement in such transaction or arrangement.  While the Company does not have specific written standards for approving such related party transactions, such transactions are only approved if it is in the best interest of the Company and its shareholders.  Additionally, the Company’s Code of Business Conduct and Ethics requires all directors, officers and employees who may have a potential or apparent conflict of interest to immediately notify the Company’s General Counsel.  Further, to identify related party transactions, the Company submits and requires our directors and executive officers to complete director and officer questionnaires identifying any transactions with the Company in which the director, executive officer or their immediate family members have an interest.

The Company has a note receivable from Mr. Landy with a balance of $984,375 at September 30, 2008.  This note was signed on April 30, 2002 and is due on April 30, 2012.  The interest rate is fixed at 5% and the note is collateralized by 150,000 shares of the Company stock. Interest earned on this note during 2008 was $49,219.

Daniel D. Cronheim is a Director of the Company and Executive Vice President of David Cronheim Company (Cronheim).  Daniel Cronheim received $18,000, $19,000 and $16,000 for Director’s fees in 2008, 2007 and 2006, respectively.  Cronheim received $3,219, $33,273 and $15,419 in lease commissions in 2008, 2007 and 2006, respectively.  The David Cronheim Mortgage Corporation, an affiliated company, received $-0-, $47,250 and $-0- in mortgage brokerage commissions in 2008, 2007 and 2006, respectively.    Cronheim Management Company received $42,558 for a real estate commission on the sale of the South Brunswick, New Jersey property in 2007.

Cronheim Management Services, Inc. (CMS), a division of Cronheim, received the sum of $375,477, $367,976 and $367,976 for management fees during the years ended 2008, 2007 and 2006, respectively.   During 2008, 2007 and 2006, the Company was subject to a management contract with CMS.  For the calendar years 2008, 2007 and 2006, the management fee was fixed at $380,000.  Management believes that the aforesaid fees are no more than what the Company would pay for comparable services elsewhere.

Prior to the merger with Monmouth Capital on July 31, 2007, the Company operated as part of a group of three public companies (all REITs) which included the Company, UMH Properties, Inc. (UMH) and Monmouth Capital Corporation (the affiliated companies).  Some general and administrative expenses were allocated between the affiliated companies based on use or services provided.  Allocations of salaries and benefits are made based on the amount of the employees’ time dedicated to each affiliated company. On July 31, 2007, Monmouth Capital was merged into the Company.  Subsequent to July 31, 2007, shared expenses are allocated between the Company and UMH.

There are five Directors of the Company who are also Directors and shareholders of UMH.  The Company holds common stock of UMH in its securities portfolio.   On October 10, 2008, the Company repurchased $1,000,000 principal amount at par of 2013 Debentures which were held by UMH as of September 30, 2008.

During 2007 (pre-merger) and 2006, the Company purchased 4,539 and 4,219 common shares of Monmouth Capital, respectively, through the Monmouth Capital Corporation Dividend Reinvestment Plan.  During 2004 the Company invested $500,000 in the Monmouth Capital Corporation Convertible Subordinated Debenture, due 2013.  Interest received on the investment in the Convertible Subordinated Debenture during 2007 (pre-merger) and 2006 and 2005 was $40,000 and $40,000, respectively.  The $500,000 Subordinated Convertible Debenture was cancelled upon the closing of the merger.

On July 22, 2008, the Company sold its 44,719 square foot industrial property in Ramsey, New Jersey to HSM Acquisitions Partners, Inc. and other related parties, for a selling price of $4,050,000.  The decision to sell the property and the terms of the sale were recommended by the Company’s Business Judgment Committee, whose members consist of independent directors.  The Business Judgment Committee obtained an independent appraisal of the property to assist in determining the contract terms.    The Company believes that the terms of the sale are comparable to what the Company could have agreed to with an unrelated party.  The purchaser is not a totally unrelated party in that a one-third interest in the purchasing group is the President of the Company’s real estate advisor who is also related to one of the Directors of the Company.  The majority of the purchasing entity is not a related party.  No real estate commission was paid on this transaction.

COMPLIANCE WITH EXCHANGE ACT FILING REQUIREMENTS

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company’s Officers and Directors, and persons who own more than 10% of the Company’s Common Stock, to file reports of ownership and changes in ownership with the Securities and Exchange Commission.  Officers, Directors and greater than 10% shareholders are required by Securities and Exchange Commission regulations to furnish the Company with copies of all Section 16(a) forms they file.  Based solely on review of the copies of such forms furnished to the Company, the Company believes that, during the fiscal year, all Section 16(a) filing requirements applicable to its Officers, Directors and greater than 10% beneficial owners were met.

OTHER MATTERS

The Board of Directors knows of no other matters other than those stated in this Proxy Statement which are to be presented for action at the Annual Meeting.  If any other matters should properly come before the Annual Meeting, it is intended that proxies in the accompanying form will be voted on any such matter in accordance with the judgment of the persons voting such proxies.  Discretionary authority to vote on such matters is conferred by such proxies upon the persons voting them.

The Company will provide, without charge, to each person being solicited by this Proxy Statement, on the written request of any such person, a copy of the Annual Report of the Company on Form 10-K for the year ended September 30, 2008 (as filed with the Securities and Exchange Commission), including the financial statements and schedules thereto.  All such requests should be directed to Monmouth Real Estate Investment Corporation, Attention:  Shareholder Relations, Juniper Business Plaza, 3499 Route 9 North, Suite 3-C, Freehold, NJ 07728.

SHAREHOLDER PROPOSALS

In order for Shareholder Proposals for the 2010 Annual Meeting of Shareholders to be eligible for inclusion in the Company’s 2010 Proxy Statement, they must be received by the Company at its office at Juniper Business Plaza, 3499 Route 9 North, Suite 3-C, Freehold, New Jersey 07728 not later than December 4, 2009.

BY ORDER OF THE BOARD OF DIRECTORS

/S/Eugene W. Landy

Eugene W. Landy

       President and Director

Dated:  March 27, 2009

Important:  Shareholders can help the Directors avoid the necessity and expense of sending follow-up letters to insure a quorum by promptly casting their vote.  The proxy is revocable and will not affect your right to vote in person in the event you attend the meeting.  You are earnestly requested to cast your vote in order that the necessary quorum may be represented at the meeting.